Exhibit 99.1

Investors

Louis Alterman

404-748-7650

678-472-3252

altermanlo@corp.earthlink.net

Media

Michele Sadwick

404-748-7255

404-769-8421

sadwick@corp.earthlink.net

EARTHLINK ANNOUNCES FOURTH QUARTER AND FULL YEAR 2009 RESULTS

ATLANTA – February 4, 2010 – EarthLink, Inc. (NASDAQ: ELNK) today announced financial results for its fourth quarter and full year ended December 31, 2009.  Highlights for the fourth quarter include:

•                  Net income of $193.3 million or $1.79 per share

•                  Adjusted EBITDA (a non-GAAP measure) of $50.9 million

•                  Free cash flow (a non-GAAP measure) of $48.4 million

•                  Dividend payments to shareholders of $15.0 million

•                  Ending cash and marketable securities balance of $696.0 million

•                  Announced full year 2010 Adjusted EBITDA (a non-GAAP measure) guidance of $180 million to $190 million

“The results EarthLink announced today demonstrate continued consistent performance against the strategy we launched two and a half years ago to focus the company on creating shareholder value through strong cash generation in the core business.  As a result, our full year 2009 results outperformed relative to expectations,” said EarthLink Chairman and Chief Executive Officer Rolla P. Huff.  “As we look toward 2010, the full year guidance we are providing is narrower in range and reflects the increasing visibility we believe we have in our business. We will continue our disciplined process of evaluating potential strategic uses of our balance sheet, while we operate our core business with the same discipline and operational excellence our shareholders have come to expect.”

Financial and Operating Results

EarthLink reported revenue of $164.5 million in the fourth quarter and $723.7 million for the full year 2009, representing a 24 percent decline from both the fourth quarter of 2008 and the full year 2008.  The pace of EarthLink’s sequential revenue decline continued to attenuate, with revenue down 6 percent from the third quarter of 2009. Broadband comprised 58% of EarthLink’s revenue in the fourth quarter of 2009, up from 54% in the year-ago quarter.

Net subscriber losses were 137,000 in the fourth quarter, an improvement from 146,000 in the third quarter of 2009 and 218,000 in the year-ago quarter. While EarthLink’s subscriber losses moderated in the fourth quarter, the company reported strong performance in customer churn reflecting the increasing tenure of its subscriber base. Subscriber churn improved to 3.2% in the fourth quarter of 2009, down from 3.6% in the third quarter of 2009 and 3.9% in the year-ago quarter.  In the fourth quarter of 2009, 84% of EarthLink’s consumer customers had two or more years of tenure with the company and 43% had five or more years of tenure, with churn rates of 2.9% and 2.0% respectively.

The company continues to aggressively manage expenses to keep costs in line with revenue trends. Total sales and marketing, operations, customer support, and general and administrative expenses were $58.1 million for the fourth quarter and $230.3 million for the full year 2009, an 18% reduction from fourth quarter 2008 expenses and a 30% reduction from full year 2008 expenses.

Profitability and Other Financial Measures

Net income was $193.3 million, or $1.79 per share, in the fourth quarter of 2009 and $287.1 million, or $2.66 per share, for the full year 2009; as compared to $24.4 million, or $0.22 per share in the fourth quarter of 2008, and $178.6 million, or $1.61 per share for the full year 2008.

The fourth quarter and full year 2009 results included a $24.1 million non-cash impairment charge for goodwill and intangible assets, compared to a $78.7 million non-cash impairment charge in the prior year periods, and included an income tax benefit of $181.8 million and $126.1 million, respectively, compared to $56.1 million and $32.2 million, respectively, in the fourth quarter and full year 2008.  The income tax benefits were primarily due to releases of EarthLink’s valuation allowance related to its deferred tax assets.

EarthLink’s strong results in customer retention, combined with its ability to aggressively manage costs ahead of revenue declines, resulted in the company generating Adjusted EBITDA (a non-GAAP measure, see definition in “Non-GAAP Measures” below) of $50.9 million in the fourth quarter of 2009 and $249.1 million for the full year 2009. This compares to Adjusted EBITDA of $72.4 million for the fourth quarter 2008 and $308.9 million for the full year 2008.

Balance Sheet and Cash Flow

EarthLink generated free cash flow (a non-GAAP measure, see definition in “Non-GAAP Measures” below) of $48.4 million during the fourth quarter of 2009 and $236.0 million for the full year 2009; compared to $70.1 million in the fourth quarter of 2008 and $301.9 million in the full year 2008.

Capital expenditures for the company were $2.5 million in the fourth quarter and $13.1 million for the full year. EarthLink made $15.0 million of dividend payments in the fourth quarter, for a total of $30.0 million in dividend payments to shareholders during the full year 2009. Also during the full year 2009, EarthLink repurchased 3.6 million shares of its common stock for $22.3 million. EarthLink ended 2009 with $696.0 million in cash and marketable securities, an increase of $41.1 million over September 30, 2009.

Business Outlook

The following statements are forward-looking, and actual results may differ materially.  See comments under “Cautionary Information Regarding Forward-Looking Statements” below.  EarthLink undertakes no obligation to update these statements.

Today Earthlink announced guidance for the full year 2010.  Management expects 2010 Adjusted EBITDA of $180 million to $190 million. This narrow guidance range reflects management’s increased visibility and confidence as to the near term predictability of the business. Management expects 2010 free cash flow of $160 million to $180 million, based upon the aforementioned Adjusted EBITDA guidance combined with $10 million to $20 million in estimated capital expenditures. Additionally, EarthLink expects to generate income from continuing operations of $75 million to $85 million for the full year 2010.

Non-GAAP Measures

Adjusted EBITDA is defined as income from continuing operations before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation expense, gain (loss) on investments, net, impairment of goodwill and intangible assets, and facility exit and restructuring costs.

Free cash flow is defined as income from continuing operations before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation expense, gain (loss) on investments, net, impairment of goodwill and intangible assets, and facility exit and restructuring costs, less cash used for purchases of property and equipment and purchases of subscriber bases.

Adjusted EBITDA and free cash flow are non-GAAP financial performance measures.  They should not be considered in isolation or as an alternative to measures determined in accordance with U.S. generally accepted accounting principles.  Please refer to the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with U.S. generally accepted accounting principles and Footnote 6 of the Consolidated Financial Highlights for a discussion of the presentation, comparability and use of such financial performance measures.

Conference Call for Analysts and Investors

Conference Call Details

Thursday, February 4, 2010, at 8:30 a.m. ET hosted by EarthLink’s Chairman and Chief Executive Officer, Rolla P. Huff and Chief Financial Officer, Bradley A. Ferguson.

U.S. and Canada Dial-in Number	800-706-0730
International Dial-in Number	706-634-5173

Participants reference the EarthLink call and dial in 10 minutes prior to scheduled start time.

Webcast

A live Webcast of the conference call will be available at: http://ir.earthlink.net/index.cfm

Replay

Replay available from at 9:30 a.m. EDT on February 4 through midnight on February 11.

Dial 800-642-1687 from US and Canada, International callers dial 706-645-9291.

The replay confirmation code is 50573305.

The Webcast will be archived on the company’s website at: http://ir.earthlink.net/events.cfm

About EarthLink

“EarthLink. We revolve around you™.” A leading Internet service provider, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal online intrusions and customizable features. Whether it’s dial up, high speed, voice, web hosting or “EarthLink Extras” like home networking or security, EarthLink connects people to the power and possibilities of the Internet. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s website at www.EarthLink.net.

Cautionary Information Regarding Forward-Looking Statements

This press release includes “forward-looking” statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. We disclaim any obligation to update any forward-looking statements contained herein, except as may be required pursuant to applicable law. With respect to forward-looking statements in this press release, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that the continued decline of our consumer access subscribers, combined with the change in mix of our consumer access subscriber base from narrowband to broadband, will adversely affect our results of operations; (2) that we will have less ability in the future to implement cost reduction initiatives to offset our revenue declines, which will adversely affect our results of operations; (3) that we face significant competition which could reduce our profitability; (4) that adverse economic conditions may harm our business; (5) that we may not be able to execute our business strategy for our Business Services segment, which could adversely impact our results of operations and cash flows; (6) that we may be unsuccessful in making and integrating acquisitions and investments into our business, which could result in operating difficulties, losses and other adverse consequences; (7) that our business is dependent on the availability of third-party telecommunications service providers; (8) that we may be unable to retain sufficient qualified personnel, and the loss of any of our key executive officers could adversely affect us; (9) that if we do not continue to innovate and provide products and services that are useful to subscribers, we may not remain competitive, and our revenues and operating results could suffer; (10) that our commercial and alliance arrangements may not be renewed, which could adversely affect our results of operations; (11) that our business may suffer if third parties used for technical and customer service and technical support and certain billing services are unable to provide these services, cannot expand to meet our needs or terminate their relationships with us; (12) that service interruptions or impediments could harm our business; (13) that government regulations could adversely affect our business or force us to change our business practices; (14) that privacy concerns relating to our business could damage our reputation and deter current and potential users from using our services; (15) that we may not be able to protect our intellectual property; (16) that we may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future; (17) that we could face substantial liabilities if we are unable to successfully defend against legal actions; (18) that our business depends on effective business support systems, processes and personnel; (19) that as a result of our continuing review of our business, we may have to undertake further restructuring plans that would require additional charges, including incurring facility exit and restructuring charges; (20) that we may be required to recognize additional impairment charges on our goodwill and intangible assets, which would adversely affect our results of operations and financial position; (21) that the use of our net operating losses and certain other tax attributes could be limited in the future; (22) that our stock price has been volatile historically and may continue to be volatile; (23) that we may reduce, or cease payment of, quarterly cash dividends; (24) that our indebtedness could adversely affect our financial health and limit our ability to react to changes in our industry; and (25) that provisions of our second restated certificate of incorporation, amended and restated bylaws and other elements of our capital structure could limit our share price and delay a change of management. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2008

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EARTHLINK, INC.

Unaudited Condensed Consolidated Statements Of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2009	2008	2009
Revenues:
Access and service	$193,496	$147,509	$855,079	$649,856
Value-added services	22,573	17,039	100,498	73,873
Total revenues	216,069	164,548	955,577	723,729

Operating costs and expenses:
Cost of revenues	83,265	62,035	360,920	273,755
Sales and marketing	19,299	14,069	98,212	59,474
Operations and customer support	29,883	23,180	136,797	98,435
General and administrative	21,868	20,895	93,878	72,398
Amortization of intangible assets	2,196	1,525	13,349	7,749
Impairment of goodwill and intangible assets (1)	78,672	24,145	78,672	24,145
Facility exit and restructuring costs (2)	4,973	297	9,142	5,615
Total operating costs and expenses	240,156	146,146	790,970	541,571

Income (loss) from operations	(24,087)	18,402	164,607	182,158
Gain (loss) on investments, net	(2,969)	(1,626)	2,708	(1,321)
Interest expense and other, net (3)	(4,605)	(5,346)	(12,409)	(19,804)
Income (loss) from continuing operations before income taxes	(31,661)	11,430	154,906	161,033
Income tax benefit (4)	56,107	181,839	32,184	126,085
Income from continuing operations	24,446	193,269	187,090	287,118
Loss from discontinued operations, net of tax (5)	(68)	—	(8,506)	—
Net income	$24,378	$193,269	$178,584	$287,118

Basic net income per share
Continuing operations	$0.23	$1.80	$1.71	$2.69
Discontinued operations	(0.00)	—	(0.08)	—
Basic net income per share	$0.22	$1.80	$1.63	$2.69
Basic weighted average common shares outstanding	108,449	107,075	109,531	106,909

Diluted net income per share
Continuing operations	$0.22	$1.79	$1.68	$2.66
Discontinued operations	(0.00)	—	(0.08)	—
Diluted net income per share	$0.22	$1.79	$1.61	$2.66
Diluted weighted average common shares outstanding	109,617	108,178	111,051	108,084

EARTHLINK, INC.

Reconciliation of Income from Continuing Operations to Adjusted EBITDA (6)

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2009	2008	2009

Income from continuing operations	$24,446	$193,269	$187,090	$287,118
Income tax benefit (4)	(56,107)	(181,839)	(32,184)	(126,085)
Depreciation and amortization	6,982	5,352	36,333	23,962
Stock-based compensation expense	5,814	2,679	20,133	13,231
Gain (loss) on investments, net	2,969	1,626	(2,708)	1,321
Interest expense and other, net (3)	4,605	5,346	12,409	19,804
Impairment of goodwill and intangible assets (1)	78,672	24,145	78,672	24,145
Facility exit and restructuring costs (2)	4,973	297	9,142	5,615
Adjusted EBITDA (6)	$72,354	$50,875	$308,887	$249,111

Depreciation - cost of revenues	$2,031	$2,293	$11,453	$8,087
Depreciation - other	2,755	1,534	11,531	8,126
Amortization of intangible assets	2,196	1,525	13,349	7,749
Depreciation and amortization	$6,982	$5,352	$36,333	$23,962

EARTHLINK, INC.

Reconciliation of Income From Continuing Operations to Free Cash Flow (6)

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2009	2008	2009

Income from continuing operations	$24,446	$193,269	$187,090	$287,118
Income tax benefit (4)	(56,107)	(181,839)	(32,184)	(126,085)
Depreciation and amortization	6,982	5,352	36,333	23,962
Stock-based compensation expense	5,814	2,679	20,133	13,231
Gain (loss) on investments, net	2,969	1,626	(2,708)	1,321
Interest expense and other, net (3)	4,605	5,346	12,409	19,804
Impairment of goodwill and intangible assets (1)	78,672	24,145	78,672	24,145
Facility exit and restructuring costs (2)	4,973	297	9,142	5,615
Purchases of property and equipment	(1,877)	(2,471)	(5,754)	(13,119)
Purchases of subscriber bases	(352)	—	(1,232)	—
Free cash flow (6)	$70,125	$48,404	$301,901	$235,992

EARTHLINK, INC.

Reconciliation of Guidance Provided in Non-GAAP Measures (6)

(in millions)

Year
Ending
December 31,
2010
Income from continuing operations	$75 - $85
Depreciation	16
Amortization of intangible assets	4
Stock-based compensation expense	14
Income tax provision	47
Facility exit and restructuring costs (2)	2
Interest expense and other, net	22
Adjusted EBITDA (6)	$180 - $190

Year
Ending
December 31,
2010
Income from continuing operations	$75 - $85
Depreciation	16
Amortization of intangible assets	4
Stock-based compensation expense	14
Income tax provision	47
Interest expense and other, net	22
Facility exit and restructuring costs (2)	2
Purchases of property and equipment	(20) - (10)
Free cash flow (6)	$160 - $180

EARTHLINK, INC.

Supplemental Financial Data and Key Operating Metrics

	December 31,	June 30,	September 30,	December 31,
	2008	2009	2009	2009
	(dollars in thousands)
Balance Sheet Data
Cash and marketable securities	$534,373	$610,349	$654,872	$695,961
Convertible Senior Notes (7)	258,750	258,750	258,750	258,750
Stockholders’ equity	486,475	539,809	561,540	734,024

Employee Data
Number of employees at end of period (8)	754	693	660	623

	December 31,	June 30,	September 30,	December 31,
	2008	2009	2009	2009
Subscriber Data (9)
Consumer services
Narrowband access subscribers	1,747,000	1,456,000	1,329,000	1,225,000
Broadband access subscribers (10)	896,000	845,000	832,000	804,000
Total consumer subscribers	2,643,000	2,301,000	2,161,000	2,029,000

Business services
Narrowband access subscribers	17,000	11,000	9,000	8,000
Broadband access subscribers	59,000	56,000	55,000	54,000
Web hosting accounts	87,000	81,000	78,000	75,000
Total business subscribers	163,000	148,000	142,000	137,000

Total subscribers at end of period	2,806,000	2,449,000	2,303,000	2,166,000

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2009	2008	2009
Subscriber Activity
Subscribers at beginning of period	3,024,000	2,303,000	3,876,000	2,806,000
Gross organic subscriber additions	114,000	75,000	666,000	419,000
Acquired subscribers	6,000	—	8,000	—
Adjustment (11)	—	—	(15,000)	(7,000)
Churn	(338,000)	(212,000)	(1,729,000)	(1,052,000)
Subscribers at end of period	2,806,000	2,166,000	2,806,000	2,166,000

Churn Rate (12)	3.9%	3.2%	4.4%	3.6%

Consumer Data
Average subscribers (13)	2,747,000	2,093,000	3,130,000	2,310,000
ARPU (14)	$21.18	$20.72	$20.76	$20.76
Churn rate (12)	3.9%	3.2%	4.4%	3.6%

Business Data
Average subscribers (13)	167,000	139,000	179,000	149,000
ARPU (14)	$82.70	$82.50	$81.64	$82.83
Churn rate (12)	2.7%	2.0%	2.8%	2.6%

EARTHLINK, INC.

Supplemental Schedule of Segment Information (15)

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2009	2008	2009
Consumer Services
Revenues
Access and service	$152,578	$113,565	$682,135	$503,769
Value-added services	21,958	16,503	97,741	71,643
Total revenues	174,536	130,068	779,876	575,412
Cost of revenues	58,798	41,680	259,851	186,570
Gross margin	115,738	88,388	520,025	388,842
Segment operating expenses	42,740	29,537	207,236	131,154
Segment income from operations	$72,998	$58,851	$312,789	$257,688

Business Services
Revenues
Access and service	$40,918	$33,944	$172,944	$146,087
Value-added services	615	536	2,757	2,230
Total revenues	41,533	34,480	175,701	148,317
Cost of revenues	24,467	20,355	101,069	87,185
Gross margin	17,066	14,125	74,632	61,132
Segment operating expenses	11,968	10,636	51,276	41,975
Segment income from operations	$5,098	$3,489	$23,356	$19,157

Consolidated
Revenues
Access and service	$193,496	$147,509	$855,079	$649,856
Value-added services	22,573	17,039	100,498	73,873
Total revenues	216,069	164,548	955,577	723,729
Cost of revenues	83,265	62,035	360,920	273,755
Gross margin	132,804	102,513	594,657	449,974
Direct segment operating expenses	54,708	40,173	258,512	173,129
Segment income from operations	78,096	62,340	336,145	276,845
Stock-based compensation expense	5,814	2,679	20,133	13,231
Amortization of intangible assets	2,196	1,525	13,349	7,749
Impairment of goodwill and intangible assets (1)	78,672	24,145	78,672	24,145
Facility exit and restructuring costs (2)	4,973	297	9,142	5,615
Other operating expenses	10,528	15,292	50,242	43,947
Income (loss) from operations	$(24,087)	$18,402	$164,607	$182,158

EARTHLINK, INC.

Footnotes to Consolidated Financial Highlights

1.               During the fourth quarters of 2008 and 2009, EarthLink concluded that the goodwill and certain of the intangible assets recorded as a result of its April 2006 acquisition of New Edge Networks were impaired and recorded non-cash impairment charges of $78.7 million and $24.1 million, respectively. EarthLink concluded the carrying value of its goodwill and certain of the intangible assets related to the New Edge acquisition were impaired in conjunction with its annual tests of goodwill and intangible assets deemed to have indefinite lives as well as updating its long-term outlook.

2.               In August 2007, EarthLink adopted a restructuring plan (the “2007 Plan”) to reduce costs and improve the efficiency of the Company’s operations. The 2007 Plan was the result of a comprehensive review of operations within and across the Company’s functions and businesses.  Under the 2007 Plan, the Company reduced its workforce by approximately 900 employees, closed office facilities in Orlando, Florida; Knoxville, Tennessee; Harrisburg, Pennsylvania; and San Francisco, California and consolidated its office facilities in Atlanta, Georgia and Pasadena, California. The 2007 Plan was primarily implemented during the later half of 2007. However, since management continues to evaluate EarthLink’s businesses, there have been and may continue to be supplemental provisions for new plan initiatives as well as changes in estimates to amounts previously recorded. EarthLink expects to record approximately $2.0 million of facility exit and restructuring costs during the first quarter of 2010 as a result of further consolidation in its Atlanta, GA facility.

3.               On January 1, 2009, the Company adopted new accounting guidance related to the accounting for convertible debt instruments that may be settled in cash upon conversion. The new accounting guidance requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer’s non-convertible debt borrowing rate. The resulting debt discount is accreted over the period the convertible debt is expected to be outstanding as additional non-cash interest expense. The new accounting guidance requires retrospective application for all periods presented. The adoption of the new accounting guidance on January 1, 2009 affected the accounting for the Company’s Convertible Senior Notes due November 15, 2026 (the “Notes”), which were issued in November 2006. Upon adoption, the Company recorded an adjustment to increase additional paid-in capital as of the November 2006 issuance date by approximately $62.1 million. The Company is accreting the resulting debt discount to interest expense over the estimated five-year life of the Notes, which represents the first redemption date of November 2011. The Company recorded a pre-tax adjustment of approximately $22.3 million to retained earnings that represents the debt discount accretion during the years ended December 31, 2006, 2007 and 2008, recognized additional non-cash interest expense of $12.2 million during the year ended December 31, 2009, and will recognize additional non-cash interest expense of $13.4 million and $12.4 million during the years ending December 31, 2010 and 2011, respectively, for accretion of the debt discount.

4.               During the fourth quarters of 2008 and 2009, EarthLink recorded income tax benefits in its Statements of Operations of approximately $56.0 million and $198.7 million, respectively, as a result of releases of its valuation allowance related to its deferred tax assets. These deferred tax assets relate primarily to net operating loss carryforwards which EarthLink determined it will more likely than not be able to utilize due to the generation of sufficient taxable income in the future.

5.               In November 2007, management concluded that its municipal wireless broadband operations were no longer consistent with the Company’s strategic direction and the Company’s Board of Directors authorized management to pursue the divestiture of the Company’s municipal wireless broadband assets. As a result of that decision, the Company presented the municipal wireless broadband results of operations as discontinued operations. As of December 31, 2008, the Company had completed the divestiture of its municipal wireless broadband assets.

6.               Adjusted EBITDA is defined as income from continuing operations before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation, gain (loss) on investments, net, impairment of goodwill and intangible assets, and facility exit and restructuring costs.  Free cash flow is defined as income from continuing operations before interest expense and other, net, income taxes, depreciation and amortization, stock-based compensation, gain (loss) on investments, net, impairment of goodwill and intangible assets, and facility exit and restructuring costs, less cash used for purchases of property and equipment and purchases of subscriber bases.

Adjusted EBITDA and free cash flow are non-GAAP measures and are not determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and they should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are commonly used in the industry and are presented because EarthLink believes they provide relevant and useful information to investors. EarthLink utilizes these financial performance measures to assess its ability to meet future capital expenditures and working capital requirements. EarthLink also uses these financial performance measures to evaluate the performance of its business, for budget planning purposes and as factors in its employee compensation programs.

7.               The principal amount of the Notes for all periods presented was $258.8 million. The unamortized discount was $39.0 million, $32.9 million $29.7 million and $26.5 million as of December 31, 2008, June 30, 2009, September 30, 2009 and December 31, 2009, respectively. The net carrying value was $219.7 million, $225.8 million, $229.0 million and $232.2 million as of December 31, 2008, June 30, 2009, September 30, 2009 and December 31, 2009, respectively.

8.               Represents full-time equivalents.

9.               Subscriber counts do not include nonpaying customers. Customers receiving service under promotional programs that include periods of free service at inception are not included in subscriber counts until they become paying customers.

10.         Paying customers who subscribe to EarthLink DSL and Home Phone service are counted as both a broadband subscriber and a voice subscriber.

11.         During the twelve months ended December 31, 2009, EarthLink removed approximately 7,000 satellite subscribers from its broadband subscriber count and total subscriber count as a result of the sale of these subscriber accounts. During the twelve months ended December 31, 2008, EarthLink removed approximately 15,000 EarthLink supported Sprint customers from its broadband subscriber count and total subscriber count due to the termination of a wholesale arrangement by Sprint.

12.         Churn rate is used to measure the rate at which subscribers discontinue service on a voluntary or involuntary basis.  Churn rate is computed by dividing the average monthly number of subscribers that discontinued service during the period by the average subscribers for the period.

13.         Average subscribers for the three month periods is calculated by averaging the ending monthly subscribers or accounts for the four months preceding and including the end of the quarterly period. Average subscribers for the twelve month periods is calculated by averaging the ending monthly subscribers or accounts for the thirteen months preceding and including the end of the period.

14.         ARPU represents the average monthly revenue per user (subscriber). ARPU is computed by dividing average monthly revenue for the period by the average number of subscribers for the period. Average monthly revenue used to calculate ARPU includes recurring service revenue as well as nonrecurring revenues associated with equipment and other one-time charges associated with initiating or discontinuing services.

15.         The Company reports segment information along the same lines that its chief executive officer reviews its operating results in assessing performance and allocating resources. The Company operates two reportable segments, Consumer Services and Business Services. The Company’s Consumer Services segment provides Internet access services and related value-added services to individual customers. These services include dial-up and high-speed Internet access and voice services, among others. The Company’s Business Services segment provides integrated communications services and related value-added services to businesses and communications carriers. These services include managed private IP-based wide area networks, dedicated Internet access and web hosting, among others.

EarthLink evaluates performance of its operating segments based on segment income from operations. Segment income from operations includes revenues from external customers, related cost of revenues and operating expenses directly attributable to the segment, which include expenses over which segment managers have direct discretionary control, such as advertising and marketing programs, customer support expenses, site operations expenses, product development expenses, certain technology and facilities expenses, billing operation and provisions for doubtful accounts. Segment income from operations excludes other income and expense items and certain expenses that segment managers do not have discretionary control over. Costs excluded from segment income from operations include various corporate expenses (consisting of certain costs such as corporate management, human resources, finance and legal), amortization of intangible assets, stock- based compensation expense, impairment of goodwill and intangible assets and facility exit and restructuring costs, as they are not evaluated in the measurement of segment performance.